Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul Fletcher
Chief Financial Officer
(540) 542-6300

Trex Company, Inc. Prices $85 Million of Convertible Senior Subordinated Notes Due 2012

WINCHESTER, Va. — June 13, 2007 — Trex Company, Inc. (NYSE: TWP) today announced that it has priced $85 million principal amount of its 6.00% Convertible Senior Subordinated Notes due 2012 through an underwritten public offering. The notes will bear interest at an annual rate of 6.00% from June 18, 2007, payable semi-annually on January 1 and July 1, commencing on January 1, 2008. The closing of the offering is expected to occur on or about June 18, 2007, subject to the satisfaction of customary closing conditions.

Trex Company expects to use the net proceeds of the offering to repay the company’s outstanding senior secured notes due 2009 and borrowings under its senior secured revolving credit facility, and, to the extent not applied to repay indebtedness, for working capital and other general corporate purposes.

A copy of the prospectus supplement concerning the offering and related base prospectus contained in Trex Company’s registration statement may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 at 866-430-0686.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Trex Company

Headquartered in Winchester, Va., Trex Company, Inc. is the nation’s largest manufacturer of composite decking, railing and fencing products, which are marketed under the brand name Trex®.